Valeritas Reduces its Long-Term Debt Obligation Nearly 60% by Exchanging $25.0 Million of Debt for Series B Convertible Preferred Stock
- Debt Exchange Expected to Save Approximately $8 Million in Cash Interest Expense -
- Provides Corporate Updates Including Expectation That Third Quarter U.S. Revenue Will Grow 30% Over Prior Year -

BRIDGEWATER, New Jersey, October 2, 2019 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of the V-Go® Wearable Insulin Delivery device, which uses its proprietary h-Patch™ technology, announced today the restructuring of a substantial portion of its outstanding long-term debt, reducing the total debt balance by an aggregate of $25.0 million.

Under the terms of the debt restructuring, $25.0 million of Valeritas senior secured long-term debt held by CR Group L.P. (CRG) affiliated funds and another creditor was exchanged for newly created Valeritas Series B Convertible Preferred Stock, the terms of which are disclosed in a Form 8-K to be filed with the SEC. The debt exchange reduces the outstanding balance of senior secured debt to approximately $17.0 million. The debt restructuring is expected to save Valeritas approximately $8.0 million in cash interest expense payments through March 2022.

Valeritas President and CEO, John Timberlake, stated, “As we continue to see strong momentum in V-Go prescriptions from both our tenured sales representatives and our newly hired sales representatives, we were able to work with our creditors to significantly reduce our long-term debt obligations. The reduction in our long-term debt obligations by nearly 60% and the elimination of any cash interest payments until maturity, will result in greater financial flexibility, significant cash savings, and better positions us to continue to drive sales growth across our 75 territories in the U.S.”

Separately, Valeritas expects to record revenue for the third quarter ended September 30, 2019 of approximately $8.5 million, as U.S. revenue grew approximately 30% over the third quarter of 2018. The Company also reiterated its 2019 annual revenue guidance of $31.0 to $33.0 million. The Company expects gross margin and operating expenses to be approximately 50% and between $17.2 million and $17.7 million for the third quarter of 2019, respectively. Cash and cash equivalents are expected to be approximately $23 million at September 30, 2019 and total liabilities are expected to be approximately

$40 million at September 30, 2019, down $20 million from June 30, 2019, primarily due to the reduction in long-term debt. Total liabilities at September 30, 2019 are inclusive of a backend facility fee associated with the restructured debt.

Mr. Timberlake continued, “We remain confident in our revenue expectations for 2019 as V-Go prescription rates continue to accelerate. Additionally, we are excited by the prospects of regulatory clearance for use of U-100 Regular Human Insulin (RHI) in V-Go, as well as the results of our pharmacokinetic (PK) studies using our h-Patch™ technology to deliver Cannabidiol (CBD) and Apomorphine (APO) which will be presented at several industry conferences.”

Based upon recent regulatory feedback from the U.S. FDA, we intend to file a 510K for our V-Go SIMTM blue-tooth Accessory Product in the first quarter of 2020, which we expect to launch immediately upon clearance by the FDA.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, which utilizes the h-Patch™ technology, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today, specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans; Valeritas' expected cash burn rate and its ability to continue to increase new and total prescription growth; the expected benefits of the debt exchange on Valeritas’ cash runway and its anticipated operating costs following the debt exchange

(the $2 million minimum debt covenant remains in place following the debt exchange, which will continue to limit Valeritas’ ability to finance its operations); the effects of both the new issuance of Series B Convertible Preferred Stock and the May 2019 reverse stock split on the trading price of Valeritas’ common stock, in both the short and long-term; the ability to continue to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions; the inherent uncertainties associated with developing new products or technologies; the potential commercial use of the h-Patch™ technology for subcutaneous delivery of Apo or CBD is dependent on Valeritas’ ability to identify one or more potential collaboration partners and enter into mutually agreeable collaboration agreements (neither the delivery of Apo or CBD by h-Patch™ is currently cleared for use by the FDA); our statements that (i) subcutaneous Apo infusions appears to offer qualitatively comparable benefits to that of oral levodopa and (ii) based on initial studies, subcutaneous infusion of CBD appears to offer several distinct advantages over oral dosing of CBD, and other potential benefits of the h-Patch™ technology to deliver Apo or CBD is based on third-party clinical studies not conducted by Valeritas; however, additional studies or research may be needed by our potential partners to demonstrate to the U.S. Food and Drug Administration (“FDA”) that delivery of Apo or CBD via the h-Patch™ technology will offer consistent results to the initial Valeritas study; and the FDA or other regulatory agencies may require Valeritas’ collaboration partners to demonstrate the safety or effectiveness of subcutaneous infusion of Apo or CBD through the h-Patch™ technology before either of those products can be commercialized, which can be a lengthy, and uncertain process, and the FDA may delay or require additional information to provide clearance for use with our RHI or our V-Go SIM product. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com